Exhibit 10.2

AMENDMENT NO. 4 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AMENDMENT NO. 4 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT, (this “Agreement”) is made as of March 29, 2012, by and among Anthony Truesdale (the “Executive”), Vitamin Shoppe, Inc., a Delaware corporation, (“Parent”) and Vitamin Shoppe Industries Inc., a New York corporation (the “Company”).

Reference is made to that certain Employment and Non-Competition Agreement by and between the Executive, Parent and Company dated June 12, 2006, as amended on December 28, 2007, on September 25, 2009 and on February 28, 2011 (the “Employment Agreement”).

WHEREAS, the parties to this Agreement desire to further amend the Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	As used in the Employment Agreement the term:

(a)	“Parent” is hereby deemed to refer to Vitamin Shoppe, Inc., a Delaware corporation and successor in merger of VS Parent, Inc. into VS Holdings Inc.; and

(b)	“Company” is hereby deemed to refer to Vitamin Shoppe Industries Inc., a New York corporation.

2.	Section 1 of the Employment Agreement is hereby amended as follows:

(a)	the phrase “, VS Direct, Inc. is hereby deleted in the second line thereof;

(b)	the phrase “, VS Direct” is hereby deleted in the fourth, ninth and tenth lines thereof; and

(c)	the phrase “, VS Direct’s” is herby deleted in the twelfth line thereof.

3.	Section 2(A) of the Employment Agreement is hereby amended by deleting the word “first” in the penultimate sentence thereof and inserting the word “next” therefor.

4.	Section 2(B) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(B) Bonus and Equity Incentive Compensation. For each calendar year during the term of this Agreement, the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”) with a target amount of one hundred percent (100%) of his then current base salary pursuant to the Company’s then current Management Incentive Program (“MIP”). As currently constituted the MIP is based upon (i) the Company’s satisfaction of operating objectives specified by the Company’s Board of Directors each year in its sole discretion, and (ii) individual members of management’s satisfaction of certain individual operating objectives based upon their area of responsibility as specified by the Company’s Board of Directors in their sole discretion. The Executive acknowledges that Company reserves the right to change the structure of the MIP from time to time, provided that any change will not affect the Executive’s ability to receive an Annual Cash Bonus of up to a target amount of one hundred percent (100%) of the Executive base salary. The Executive shall be paid his Annual Cash Bonus on or about March 1st of the calendar year following the year to which such bonus relates, and in all events on or before March 15th of such year. The parties acknowledge that the determination of the Annual Cash Bonus for the year in which the Executive’s employment terminates (and possibly for the prior year) shall not be known on the date the Executive’s employment terminates, and, if any, shall be paid by Company to the Executive not more than thirty (30) days after the determination thereof, but in all events on or before March 15th of the calendar year following the calendar year of termination. The Executive acknowledges and agrees that as required under law or Company policy, bonus and equity incentive compensation to the extent received based on erroneous information, is subject to recoupment for a three year period in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the federal securities laws.”

5.	The following sentence is added to the end of Section 2(D) of the Employment Agreement:

“All reimbursements under this Section 2(D) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.”

6.	A new section 2(G) is hereby added to the Employment Agreement, to read in its entirety as follows:

“(G) Forfeiture and Repayment. The Executive agrees and acknowledges that amounts and awards payable pursuant to this Agreement or any bonus or incentive plan are subject to forfeiture and recoupment and may be cancelled without payment and/or a demand for repayment of any amounts or gains realized may be made upon the Executive on the basis of the Parent’s or the Company’s forfeiture and recoupment policies, or on the basis of any of the following circumstances: (i) if during the course of employment the Executive engages in conduct that is (x) materially adverse to the interest of the Parent or the Company, which include failures to comply with the Parent’s and the Company’s written rules or regulations and material violations of any agreement with the Parent or the Company, (y) fraud, or (z) conduct contributing to any financial restatements or irregularities; (ii) if during the course of employment, the Executive competes with, or engages in the solicitation and/or diversion of customers or employees of, the Parent or the Company; (iii) if following termination of employment, the Executive violates any post-termination obligations or duties owed to, or any agreement with, the Parent or the Company, which includes this Agreement and other agreements restricting post-employment conduct; and (iv) if compensation that is promised or paid to the Executive is required to be forfeited and/or repaid to the Parent or the Company pursuant to applicable regulatory requirements as in effect from time to time and/or such forfeiture or repayment affects amounts or benefits payable under this Agreement or other plan or arrangement.”

7.	Section 3 of the Employment Agreement is hereby amended and restated in its entirety as follows:

3. Term. “The term of the Executive’s employment hereunder shall terminate on March 31, 2013 (the “Initial Term”), unless earlier terminated as provided in Section 5 of this Agreement. Following the Initial Term, this Agreement and the Executive’s employment hereunder shall automatically renew for up to two (2) successive one (1) year periods (each a “Renewal Term”), unless either the Company or the Executive shall notify the other in writing not later than sixty (60) days prior to the end of the Initial Term or the then current Renewal Term that such party elects for this Agreement and the Executive’s employment hereunder to terminate at the end of the Initial Term or such Renewal Term, as applicable; provided, however, that each Renewal Term shall be subject to earlier termination as provided in Section 5 of this Agreement.”

8.	Section 5(A) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(A) At the Executive’s Option. The Executive may terminate his employment at any time upon at least ninety (90) days’ advance written notice to the Company. In such event, the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment, except as provided in Section 5(I) hereof.”

9.	Section 5(C) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(C) At the Election of the Company for Reasons Other than With Cause. The Company may, unilaterally, terminate the Executive’s employment hereunder at any time during the term of this Agreement without cause upon five (5) business days prior written notice to the Executive of the Company’s election to terminate. Upon a termination (I) under this Section 5(C), (II) due to the expiration of the Initial Term or Renewal Term due to a non-extension of the Agreement by the Company pursuant to the provisions of Section 3, or (III) due to the expiration of the second Renewal Term pursuant to the provisions of Section 3 (i.e., March 31, 2015), the Company shall provide the applicable Severance Pay as defined and specified in the Parent’s Executive Severance Pay Policy (the “Policy”), as may be amended from time to time, payable upon a termination of the Executive’s employment by the Company other than for “cause”, as defined in the Policy, together with the following additional item:

(i) Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), until the earlier to occur of (x) a period of twelve (12) months from the date of termination of the Executive’s employment, and (y) the time when the Executive becomes eligible for insurance coverage offered by any subsequent employer (the “Insurance Continuation Period”), allow the Executive to continue to participate in all life, health, disability and similar insurance plans and programs of the Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with the Company and the Executive paying the same portion of the cost of each such plan or program as existed at the time of the Executive’s termination. In the event that the Executive’s continued participation in any group plans and programs is not permitted, then in lieu thereof, the

Company shall acquire, with the same cost sharing, individual insurance policies providing comparable coverage for the Executive for the Insurance Continuation Period; provided, that the Company shall not be obligated to pay for any such individual coverage more than three (3) times the Company’s cost of such group coverage.”

10.	Section 5(D) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(D) At the Election of the Executive for Certain Reasons. The Executive may terminate his employment upon written notice to the Company if, upon the occurrence of a Change in Control, as defined in the Policy, or within two years after a Change in Control, the Executive experiences an Adverse Change in Status, as defined in the Policy, without his written consent, which is not remedied within thirty (30) days after which the Executive gives written notice to the Board of Directors of the same. In order to exercise his right to terminate his employment under this Section 5(D), the Executive must provide written notice to the Board of Directors within ninety (90) days of such change. If the Executive exercises his right to terminate his employment under this Section 5(D), the Company shall provide the applicable Severance Pay as defined and specified in the Policy, as may be amended from time to time, payable upon a termination by the Executive due to an Adverse Change in Status.”

11.	The following sentence is added to the end of Section 5(H) of the Employment Agreement:

“(H) All reimbursements under this Section 5(H) shall be made as soon as practicable following submission of a reimbursement request, but no later than the end of the year following the year during which the underlying expense was incurred.”

12.	Section 5(J) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(J) Company’s Obligation. The Company’s obligation to make the severance payments and provide benefits in each case required under Section 5 is conditioned upon the Executive’s compliance with (i) the provisions of the Policy, including without limitation the execution and delivery to the Company of a general release as provided therein and compliance with covenants set forth therein, (ii) continued observance in all material respects of the covenants contained in Sections 6, 7, 8 and 9 of this Agreement, and is subject to recoupment and forfeiture pursuant to the Parent’s and the Company’s recoupment and forfeiture policies, as may be in effect from time to time, and as provided herein.”

13.	Section 5(K) of the Employment Agreement is hereby deleted in its entirety and replaced with the placeholder title “5(K). Reserved.”

14.	Section 5(L) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(L) Partial Year Bonus. If the Executive’s employment is terminated pursuant to either of Section 5(E) or Section 5(F) after more than one-half (1/2) of the calendar year shall have transpired, the Company shall pay to the Executive at the time specified below the Fraction

(hereinafter defined) times the portion of the Annual Cash Bonus based upon the Executive’s salary and maximum bonus percentage at that time that is attributable to the performance of the Company as a whole, but not any portion thereof that is attributable to the performance of the Executive and/or a portion of the Company of which the Executive is a part. The numerator of the Fraction shall be the number of months (including any fractional month as a full month) that the Executive was an employee of the Company during such calendar year, minus six (6), and the denominator of the Fraction shall be six (6). As an example, if the Executive’s employment with the Company is terminated in the first week of the tenth (10th) month, the Fraction shall be four-sixths (4/6), determined as follows: (x) ten (10) minus six (6), divided by (y) six (6). Any payment on account of a partial year bonus shall be made at the same time as payment is made to other executives of the Company under the MIP as stated in Section 2(B). If in connection with or following the termination of the Executive’s employment the Company shall amend the MIP and the Executive is entitled to benefits under either of Section 5(E) or Section 5(F) hereof, the amount of the Annual Cash Bonus to be paid thereunder shall equal the amount determined under the MIP as the same existed prior to the amendment thereof.”

15.	Section 5(M) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(M) Boards and Committees. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board of the Parent and any subsidiary Boards (and any committees thereof).”

16.	Section 11 of the Employment Agreement is hereby amended and restated in its entirety as follows:

“11. Excise Taxes. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company or Parent, under this Agreement or otherwise (including, without limitation, any payment, benefit, entitlement or distribution paid or provided by the person or entity effecting the change in control) in connection with a change of control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive will be entitled to receive either (i) the full amount of the Total Payments (taking into account the full value of the equity awards), or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 11 shall be made in writing by the independent public accountants of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction pursuant to this Section 11 of the Total Payments to be delivered to the Executive, such reduction shall occur in the following order: (i) any cash severance payable by reference to the Executive’s base salary or annual bonus, (ii) any other cash amount payable to Executive, (iii) any benefit valued as a “parachute payment,” and (iv) acceleration of vesting of any equity award. This Section 11 shall not apply, however, to any payment or benefit if the application of Section 280G(b)(5) of the Code to such payment or benefit results in such payment or benefit not constituting a parachute payment under Section 280G(b)(2). For the avoidance of doubt, in the event additional Total Payments are made to the Executive after the application of the cutback in this Section 11, which additional Total Payments result in the cutback no longer being applicable, the Company shall pay the Executive an additional amount equal to the value of the Total Payments which were originally cutback. The Company shall determine at the end of each calendar year whether any such restoration is necessary based on additional Total Payments (if any) made during such calendar year, and shall pay such restoration within seventy five (75) days of the last day of such calendar year. For purposes of determining the order of reduction of amounts payable under the Policy, the order of reduction specified therein shall govern the reduction of such amounts and, if and to the extent not addressed therein, shall be reduced in accordance with the foregoing.”

17.	Section 13 of the Employment Agreement is hereby amended as follows:

(a) the phrase “, Parent or Holdings” is hereby deleted and replaced with the phrase “or Parent” in the second and third lines thereof; and

(b) the phrase “, Parent and Holdings” is hereby deleted and replaced with the phrase “and Parent” in the fifth line thereof.

18.	Section 19 of the Employment Agreement is hereby amended by deleting the last sentence thereof.

19.	Section 21 of the Employment Agreement is hereby amended and restated in its entirety as follows:

21. “Notices. Unless otherwise state, all notices hereunder shall be (i) delivered by hand, (ii) sent by first-class certified mail, postage prepaid, return receipt requested, or (iii) delivered by overnight commercial courier, to the following address of the party to whom such notice is to be made, or to such other address as such party may designate in the same manner provided herein:

If to the Company or Parent:

Vitamin Shoppe Industries Inc.
2101 91st Street
North Bergen, New Jersey 07047
Attention: Chief Executive Officer

with a copy to:

Vitamin Shoppe Industries Inc.
2101 91st Street
North Bergen, NJ 07047
Attention: General Counsel

If to the Executive: to the Executive’s last known address on the records of the Company.”

20.	Section 22 of the Employment Agreement is hereby amended by deleting the phrase “, Holdings” from the third line thereof.

21.	Section 24 of the Employment Agreement is hereby amended and restated in its entirety as follows:

24. “Use of the Term “Company”. The term Company as used herein shall mean Company and/or Parent and any subsidiaries of Company, unless the context shall dictate otherwise, and the obligations of Company and Parent hereunder shall be joint and several.”

22.	Section 25 of the Employment Agreement is hereby amended and restated in its entirety as follows:

25. “Effect of Agreement. As of the Effective Date, the Company, Parent and Executive agree that the Existing Agreement shall be superceded by this Agreement and that the Existing Agreement shall have no further force and effect.”

23.	A new Section 26 is hereby added to the Employment Agreement, to read in its entirety as follows:

26. Code Section 409A Compliance.

(A) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(B) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment if such payment or benefit constitutes a “deferral of compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such payment or benefit, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service”, such payment or benefit shall not be made or provided until the date which is the earlier of (i) the first day of the seventh month following the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(C) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits which constitute a “deferral of compensation” under Code Section 409A unless such release is signed and delivered within sixty (60) days following the date of the Executive’s termination of employment. In this regard, the Company agrees to provide the Executive with the form of release required under Section 5(J) no later than 5 days after the Executive’s termination date. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)	To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(ii)	To the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then, subject to the delay set forth above in clause (B), if applicable, such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.

(D) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(E) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(F) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

24.	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

25.	This Agreement is an amendment to the Employment Agreement, and to the extent there is a discrepancy between this Agreement and the Employment Agreement, this Agreement shall control and supersede the Employment Agreement to the extent of such discrepancy. The Employment Agreement otherwise remains in full force and effect.

26.	This Agreement, the Employment Agreement (as further amended by this Agreement), and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt and prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Anthony Truesdale
Executive: Anthony Truesdale

VITAMIN SHOPPE, INC.
(successor in merger of VS Parent, Inc. into VS Holdings Inc.)

By:	/s/ James M. Sander
Name:	James M. Sander
Its:	Vice President and General Counsel

VITAMIN SHOPPE INDUSTRIES, INC.

By:	/s/ James M. Sander
Name:	James M. Sander
Its:	Vice President and General Counsel